                                                                    EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:                       AT ASHTON PARTNERS:
DENNIS LETHAM                         CHRIS KETTMANN            H. PATEL
CHIEF FINANCIAL OFFICER               INVESTOR INQUIRIES        MEDIA INQUIRIES
(224) 521-8601                        (312) 553-6716            (312) 553-6745


                ANIXTER INTERNATIONAL INC. REPORTS SECOND QUARTER
                     DILUTED EARNINGS PER SHARE OF 44 CENTS
                            ON SALES OF $813 MILLION


GLENVIEW, IL, JULY 27, 2004 - Anixter International Inc. (NYSE: AXE), the world's leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts ("C" Class inventory components) to Original Equipment Manufacturers, today reported results for the quarter ended July 2, 2004.

SECOND QUARTER HIGHLIGHTS

o Sales of $813.1 million in the quarter, including a $26.2 million increase in sales resulting from the September 26, 2003 acquisition of Walters Hexagon Group Limited, rose 26 percent compared to sales of $644.8 million in the year ago quarter.

o Operating profits increased 58 percent to $33.7 million as compared to $21.3 million in the year ago quarter.

o Diluted earnings per share rose 120 percent to 44 cents versus 20 cents in the year ago quarter. The current quarter includes a charge of 1 cent per diluted share for the early retirement of debt as compared to 9 cents in the year ago quarter.

o Cash flow from operations was $15.1 million as compared to $4.7 million of cash used in operations in the prior year as a result of the substantially stronger operating results and lower incremental working capital investments versus those in the year ago period.

FINANCIAL HIGHLIGHTS
(In millions, except per share amounts)

                                                Three Months Ended                           Six Months Ended
                                   -----------------------------------------     -------------------------------------------
                                      July 2,        July 4,        Percent         July 2,       July 4,            Percent
                                       2004           2003           Change          2004           2003             Change
                                   ----------     ----------        --------     ----------     ----------          --------
Net Sales                          $    813.1     $    644.8             26%     $  1,577.3     $  1,307.0             21%
Operating Income                   $     33.7     $     21.3             58%     $     62.7     $     43.9             43%
Income Before
  Extraordinary Gain               $     16.8     $      7.3            131%     $     30.8     $     17.5             76%
Diluted Earnings Per Share
  Before Extraordinary Gain        $     0.44     $     0.20            120%     $     0.82     $     0.47             74%
Diluted Weighted Shares                  38.0           37.3              2%           37.8           37.5              1%


Robert Grubbs, President and CEO, said, "The effects of general economic improvement, along with continued success in expanding the breadth of products we offer and the number of markets we serve, produced solid sales and earnings improvements in the quarter. The improvements continue to be broad-based with the exception of Europe, where the second quarter showed a slight deterioration from the first quarter. We believe we are well positioned to continue benefiting from improving economic conditions and growth in the products and markets we serve."

SECOND QUARTER RESULTS

For the three-month period ended July 2, 2004, sales of $813.1 million produced net income of $16.8 million, or 44 cents per diluted share. The second quarter results include an after-tax charge of $0.4 million or 1 cent per diluted share for the early retirement of debt. Second quarter sales included $26.2 million from Walters Hexagon Group Limited, which was acquired on September 26, 2003.

In the prior year period, sales of $644.8 million generated net income of $7.3 million, or 20 cents per diluted share including an after-tax loss of $3.5 million, or 9 cents per diluted share for the early retirement of debt.

Operating income in the second quarter increased 58 percent to $33.7 million as compared to $21.3 million in the year ago quarter. For the latest quarter, operating margins were 4.2 percent compared to 3.3 percent in the second quarter of 2003.

The acquisition of substantially all of the assets and operations of Distribution Dynamics, Inc. ("DDI"), which was effective as of June 22, did not have a meaningful effect on sales or earnings in the quarter.

SIX MONTH RESULTS

For the six-month period ended July 2, 2004, sales of $1,577.3 million produced income before extraordinary gain of $30.8 million, or 82 cents per diluted share. Results for the first six months include an after-tax charge of $0.4 million, or 1 cent per diluted share for the early retirement of debt. Sales for the first six months of 2004 include sales of $49.9 million from Walters Hexagon.

In the first six months of 2004, the Company also reported an extraordinary after-tax gain of $4.1 million, or 11 cents per diluted share associated with the receipt of $4.7 million of cash for a 1983 matter related to Itel Corporation, the predecessor of the Company.

Sales of $1,307.0 million in the first six months of 2003 resulted in net income of $17.5 million, or 47 cents per diluted share, inclusive of after-tax losses of $3.7 million, or 10 cents per diluted share from the early retirement of debt.

Operating income in the first six months of 2004 increased 43 percent to $62.7 million as compared to $43.9 million in the year ago period. For the first six-month period of 2004, operating margins were 4.0 percent as compared to 3.4 percent in the first six months of 2003.

SECOND QUARTER SALES TRENDS

Commenting on second quarter sales trends, Grubbs said, "At 26 percent year-on-year growth, the second quarter was our strongest sales growth period since 2000. While our acquisition of Walters Hexagon added $26.2 million to sales and the continued weak US dollar added an additional $10.7 million, we still reported 20 percent organic sales growth as compared to the second quarter of 2003."

"This organic growth in sales reflects the continuing overall improvement of the economic environment, increased levels of capital spending, new products and market expansion," continued Grubbs. "The general economic factors were supplemented by the effects of higher commodity prices on industrial wire and cable and data cabling products. Importantly, with the exception of Europe where there was some consecutive quarter softness, this growth in sales has occurred in all portions of our business, both geographically and in the end markets we serve."

"In North America, sales were up 23 percent year-over-year. Enterprise cabling sales rose on increased demand and data cabling price increases. Stronger industrial wire & cable sales resulted from a combination of increased demand from existing customers, the addition of new customers and the effects of higher copper prices. The operations of Pentacon, which were acquired in late 2002, also reported a 23 percent increase in sales on improved customer demand and the addition of new customers. Lastly, we saw sales to North American telecom original equipment manufacturers increase nearly 44 percent year-on-year," said Grubbs.

"In Europe, despite second quarter sales that were somewhat weaker than the first quarter we still saw sales climb by 47 percent as compared to the year ago quarter. Excluding the effects of the Walters Hexagon operations and adjusting for the weaker US dollar, sales grew by approximately 9 percent as compared to the year ago quarter," commented Grubbs. "In the emerging markets of Latin America and Asia Pacific, where there was little year-on-year currency exchange rate effect, we saw a 21 percent increase in sales."

ACQUISITION OF DISTRIBUTION DYNAMICS INC. ASSETS AND OPERATIONS

Commenting on the June 22nd acquisition of substantially all of the assets and operations of Distribution Dynamics Inc., Grubbs said, "We were pleased to add these operations to our OEM supply business due to its strong customer base, an excellent team of people and strategic geographic locations. When combined with the recent acquisitions of Pentacon and Walters Hexagon we now have a business with annual sales in excess of $375 million per year supplying fasteners and other small parts to original equipment manufacturers. In this business we now have over 1,000 employees in 44 locations covering all of the US and UK as well as locations in Canada, France and Italy."

"It is important to note that with these acquisitions we have compiled an outstanding list of blue chip, multi-national customers, each of whom has multiple facilities within our geographic reach that today are not being serviced by us," continued Grubbs. "We think this provides an excellent opportunity to drive organic growth with existing customers in addition to growth by adding new customers."

CASH FLOW

"Cash flow from operations in the quarter was $15.1 million compared to $4.7 million of cash used in operations in the year ago quarter," said Dennis Letham, Senior Vice President-Finance. "The improved operations cash flow was due to substantially better operating results and lower incremental investments in working capital in the current period. Cash balances declined from $101.4 million at the end of fiscal 2003 to $36.5 million at the end of the most recent quarter. The decrease is largely due to a combination of the payment of a special dividend on March 31, 2004 that totaled $55.1 million as well as a $42.9 million increase in working capital associated with increased sales in the first six months of 2004."

"The acquisition of the assets and operations of DDI for $33.3 million led to a slight increase in leverage during the quarter. When the DDI acquisition is combined with a $55.1 million reduction in equity in the first quarter of this year for a special dividend payment, our end of the second quarter debt-to-total capitalization ratio increased to 27.5 percent as compared to 25.7 percent at the end of fiscal 2003. Total borrowings of $416.4 million, including $157.5 million borrowed under an unconsolidated accounts receivable securitization facility at the end of the current quarter, compared to total borrowings of $384.9 million at the end of fiscal 2003, which included $145.7 million borrowed under the unconsolidated accounts receivable securitization facility," commented Letham.

NEW WORKING CAPITAL CREDIT FACILITY

Commenting on the new working capital credit facility that the Company entered into during the second quarter, Letham said, "We were pleased that market conditions and our strong financial position allowed us to enter into a new working capital credit facility that provides a lower cost of borrowing and increased flexibility with regard to certain financial covenants. This facility, which is for $275 million, is the same size as the facility that it replaced. Because we did this in advance of the October 2005 expiration date on the previous facility, we recorded an after-tax charge in the second quarter of $0.4 million, or 1 cent per diluted share for the write-off of unamortized deferred financing fees on the previous facility."

BUSINESS OUTLOOK

Concluding, Grubbs said, "The second quarter was a positive extension of the trends we saw developing at the beginning of the year. While the trends remain positive we would caution about assuming that the same sort of consecutive quarter sales trends that we saw from the first to the second quarter of this year will be extended into the second half of the year. This will be particularly true as we look toward the fourth quarter and the effects of holidays on activity levels. If, however, we continue to implement well on our market and product expansion efforts, we can build on the revenue and market share gains of the past couple of quarters, putting us in a solid position to effectively deal with opportunities or challenges from the economy in general."

SECOND QUARTER EARNINGS REPORT

Anixter will report results for the second quarter on Tuesday, July 27, 2004, and broadcast a conference call discussing them at 9:30 am central time. The call will be Webcast by CCBN and can be accessed at Anixter's Website at www.anixter.com. The Webcast also will be available over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in CCBN's Individual Investor Network (such as America Online's Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.

ABOUT ANIXTER

Anixter International is the world's leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts ("C" Class inventory components) to Original Equipment Manufacturers. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs,
2) more than 275,000 products and over $500 million in inventory, 3) 164 warehouses with more than 4.6 million square feet of space, and 4) locations in 200 cities in 42 countries.

Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this news release that use such words as "believe," "expect," "intend," "anticipate," "contemplate," "estimate," "plan," "project," "should," "may," or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company's actual results to differ materially from what is indicated here. These factors include general economic conditions, technology changes, changes in supplier or customer relationships, exchange rate fluctuations, and new or changed competitors. Please see the company's Securities and Exchange Commission filings for more information.

      ADDITIONAL INFORMATION ABOUT ANIXTER IS AVAILABLE ON THE INTERNET AT
                                 www.anixter.com

ANIXTER INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                 13 WEEKS ENDED                     26 WEEKS ENDED
                                                          ------------------------------    ------------------------------
                                                             JULY 2,          JULY 4,           JULY 2,         JULY 4,
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)                       2004             2003              2004            2003
-------------------------------------------------------   -------------    -------------    -------------    -------------
Net sales                                                 $       813.1    $       644.8    $     1,577.3    $     1,307.0
Cost of goods sold                                                621.6            486.8          1,203.1            988.2
                                                          -------------    -------------    -------------    -------------
Gross profit                                                      191.5            158.0            374.2            318.8
Operating expenses                                                157.1            136.4            310.2            274.2
Amortization of intangibles                                         0.7              0.3              1.3              0.7
                                                          -------------    -------------    -------------    -------------
Operating income                                                   33.7             21.3             62.7             43.9
Interest expense                                                   (3.0)            (3.3)            (6.0)            (6.7)
Extinguishment of debt                                             (0.7)            (5.8)            (0.7)            (6.2)
Other, net                                                         (2.4)             0.6             (5.5)            (0.7)
                                                          -------------    -------------    -------------    -------------
Income before income taxes and extraordinary gain                  27.6             12.8             50.5             30.3
Income tax expense                                                 10.8              5.5             19.7             12.8
                                                          -------------    -------------    -------------    -------------
Income before extraordinary gain                                   16.8              7.3             30.8             17.5
Extraordinary gain, net                                              --               --              4.1               --
                                                          -------------    -------------    -------------    -------------
Net income                                                $        16.8    $         7.3    $        34.9    $        17.5
                                                          =============    =============    =============    =============

BASIC INCOME PER SHARE:
  Income before extraordinary gain                        $        0.46    $        0.20    $        0.84    $        0.48
  Extraordinary gain                                                 --               --             0.11               --
  Net income                                              $        0.46    $        0.20    $        0.95    $        0.48

DILUTED INCOME PER SHARE:
  Income before extraordinary gain                        $        0.44    $        0.20    $        0.82    $        0.47
  Extraordinary gain                                                 --               --             0.11               --
  Net income                                              $        0.44    $        0.20    $        0.92    $        0.47

AVERAGE SHARES OUTSTANDING:
Basic                                                              36.7             36.4             36.6             36.7
Diluted                                                            38.0             37.3             37.8             37.5

GEOGRAPHIC SEGMENTS

NET SALES:
    North America                                         $       628.5    $       511.8    $     1,199.6    $     1,029.9
    Europe                                                        132.5             89.9            272.7            187.8
    Asia Pacific and Latin America                                 52.1             43.1            105.0             89.3
                                                          -------------    -------------    -------------    -------------
                                                          $       813.1    $       644.8    $     1,577.3    $     1,307.0
                                                          =============    =============    =============    =============

OPERATING INCOME:
    North America                                         $        28.0    $        18.2    $        51.0    $        37.3
    Europe                                                          4.2              2.9              8.7              5.9
    Asia Pacific and Latin America                                  1.5              0.2              3.0              0.7
                                                          -------------    -------------    -------------    -------------
                                                          $        33.7    $        21.3    $        62.7    $        43.9
                                                          =============    =============    =============    =============

ANIXTER INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS


                                                             JULY 2,       JANUARY 2,
(IN MILLIONS)                                                 2004            2004
                                                          -------------   -------------
  ASSETS

  Cash                                                    $        36.5   $       101.4
  Accounts receivable, net                                        302.9           255.5
  Note receivable - unconsolidated subsidiary                      68.4            56.5
  Inventories                                                     540.6           499.1
  Deferred taxes                                                   16.5            16.5
  Other current assets                                             19.8            18.9
                                                          -------------   -------------
           Total current assets                                   984.7           947.9

  Property and equipment, net                                      43.8            43.1
  Goodwill, net                                                   285.7           278.5
  Other assets                                                    110.5           101.9
                                                          -------------   -------------
                                                          $     1,424.7   $     1,371.4
                                                          =============   =============

  LIABILITIES AND STOCKHOLDERS' EQUITY

  Accounts payable                                        $       335.0   $       304.4
  Accrued expenses                                                 94.4            80.8
           Total current liabilities                              429.4           385.2

  3.25% zero-coupon convertible notes                             148.5           146.1
  7.0% zero-coupon convertible notes                               65.3            63.1
  Long-term debt                                                   45.0            30.0
  Other liabilities                                                55.8            56.2
                                                          -------------   -------------
           Total liabilities                                      744.0           680.6

  Stockholders' equity                                            680.7           690.8
                                                          -------------   -------------
                                                          $     1,424.7   $     1,371.4
                                                          =============   =============